Exhibit 12.1

Jeffrey Turner – Attorney at Law

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in the State of Utah

October 5, 2022

Chris Kern

Chief Executive Officer

Fernhill Corp.

3773 Howard Hughes Pkwy

Suite 500s

Las Vegas, NV 89169

Dear Mr. Kern:

I have acted, at your request, as special counsel to Fernhill Corp., a Nevada corporation (the “Company”), for the purpose of rendering an opinion as to the legality of a total of 486,363,636 shares of Company common stock, par value $0.0001, offered by the Company, including: i) 36,363,636 shares that have already been sold at a price of $0.011 per share; and ii) 450,000,000 remaining shares to be offered at a price to be determined within the range of $0.004-$0.06 per share of Company common stock to be offered and distributed by Company (the “Shares”), pursuant to a Tier 1 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) the Offering Statement filed on Form 1-A and all corresponding exhibits (collectively, the "Documents") have been duly authorized and executed (except as it relates to the Company in which case the Documents have in fact been duly authorized and executed); (b) the persons who executed the Documents had the legal capacity to do so; and (c) the persons identified as officers are actually serving as such and that any shares issued under and pursuant to the Offering Statement will be properly authorized by one or more such persons.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

JDT LEGAL, PLLC

/s/ Jeffrey Turner
Jeffrey Turner